Exhibit 99.1

Company Press Release

Friday June 15, 2007

Advant-e Corporation to Acquire Merkur Group

Combination Extends Advant-e Solution Portfolio and Provides Opportunities to

Target New Vertical Industries

DAYTON, Ohio, Friday June 15, 2007 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services via its sole operating subsidiary, Edict Systems, Inc., today announced that it has entered into a nonbinding Letter of Intent to purchase a privately owned Delaware corporation, Merkur Group, Inc., based in West Chester, Ohio. The principal shareholder of Merkur Group, Inc. is Rob D. Wadzinski, the brother of Advant-e CEO Jason K. Wadzinski. The proposed acquisition is subject to completion of due diligence and execution of a definitive purchase agreement by the parties. There can be no assurances that a closing will occur.

For over ten years, Merkur Group has helped organizations streamline the document-intensive aspects of procure-to-pay and order-to-cash business processes. Merkur Group solutions provide multi-channel document delivery, receipt, capture, archive, and workflow capabilities that are tightly integrated with CRM, SCM, financial, and ERP systems such as Oracle, PeopleSoft, SAP, Baan, legacy, and many other business applications.

For the past several years, Merkur Group has generated revenue of approximately $2 million on a non-GAAP reporting basis. Advant-e expects the acquisition of Merkur to contribute to the Company’s profitability during the second half of 2007.

Under the terms of the LOI, Advant-e Corporation will acquire on or about July 2, 2007 all issued and outstanding shares of stock of Merkur Group for a total purchase price not to exceed $1.6 million. The purchase will be comprised of cash not to exceed $950,000 and unregistered Advant-e common stock not to exceed 396,300 shares. Advant-e has secured an independent valuation for Merkur from Mills & Associates, a Dayton, Ohio based mergers and acquisitions firm.

Commenting on the business combination, Mr. Jason K. Wadzinski, CEO of Advant-e stated, “This proposed acquisition provides Advant-e with the opportunity to grow top-line revenue with document processing products that are compatible with our existing e-commerce solutions. In addition, the acquisition offers opportunities for combined Edict Systems-Merkur Group solutions targeted to new customers as well as extend the value both companies offer to existing customers.”

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Trading Community Connectivity, Management, and Integration solution, and within specific industries via web-based EDI services including www.GroceryEC.com, www.RetailEC.com, www.AutomotiveEC.com, www.CPGSupplier.com, and www.WebEDI.com.

Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.